EXHIBIT 10.4

TRA.1142-17/N

AGREEMENT FOR THE PROCESSING OF AVOCADO EXPORTS

(2016 CAMPAIGN)

Witnesseth hereby the Agreement for the Processing of Avocado Exports (2016 Campaign), hereinafter referred to as the “Agreement,” entered into by and between:

•	EMPACADORA DE FRUTOS TROPICALES S.A.C., holder of Tax ID Number (RUC) 20483794437, with principal place of business at Carretera a Tambogrande km 7.8, Caserío Cieneguillo, Centro Sullana, Sullana, Piura, acting by and through its Director, Reynaldo Adolfo HILBCK GUZMAN, holder of National Identity Card (DNI) 02636167; and its General Manager, Cristian Hermann Atahualpa EZCURRA SALAZAR, holder of National Identity Card (DNI) 02658234, according to the powers of attorney registered in Electronic Card 11000109 of the Registry of Companies in and for Piura, hereinafter referred to as “EMPAFRUT”; and

•	CAMPOSOL S.A., holder of Tax ID Number (RUC) 20340584237, with principal place of business at Av. El Derby 250, District of Santiago de Surco, Province and Department of Lima, acting by and through its Third-Party Business Unit Manager, Ramón CAMINATI HIGUERAS, holder of National Identity Card (DNI) 03692488, and its Avocado Business Unit Manager, Allan Henry COOPER PERALES, holder of National Identity Card (DNI) 42425143, according to the powers of attorney registered in Electronic Card 11009728 of the Registry of Companies in and for Lima and El Callao – Lima Office, hereinafter referred to as “CAMPOSOL”;

EMPAFRUT and CAMPOSOL shall be referred to collectively as the “Parties.”

This Agreement is entered into under the following terms and conditions:

ONE: RECITALS

EMPAFRUT is a company organized in accordance with the legal rules in force, engaged in the processing, packing and export of fruits and other cultivated products. Its processing plant has been awarded the National Agricultural Health Service (SENASA), British Retail Consortium (BRC), and Business Alliance for Secure Commerce (BASC) certifications, as well as the Sedex Members Ethical Trade Audit (SMETA) Report. The processing plant is located in Sullana, Piura, hereinafter referred to as the “Plant”.

CAMPOSOL is an agricultural company engaged in the cultivation, stockpiling and export of Fresh Avocado, and other fruits and agricultural products, as established under Law 27360. As part of the development of its activities, CAMPOSOL requires to hire a specialized company, so that it may provide CAMPOSOL with the services described in Article Three hereof.

TWO: PURPOSE OF THE AGREEMENT

The purpose of this Agreement is the processing and packing of “Fresh Avocado,” hereinafter referred to as the “Fruit,” under optimal quality conditions by EMPAFRUT, and the subsequent export thereof at the risk and expense of CAMPOSOL. The referential Fruit delivery schedule shall be provided in due course by CAMPOSOL to EMPAFRUT, which must have all the certifications required for exporting Fresh Avocado to the European market.

THREE: SERVICE PROVISION

The Service to be provided by EMPAFRUT includes the following:

1.	Receipt: The Fruit is unloaded by batches and/or suppliers according to the waybill provided by CAMPOSOL. The receiving hours are from Monday to Friday, from 11:00 a.m. to 7:00 p.m.

2.	Weighing: The Fruit is weighed. The record of weight per each Fruit entered shall be provided to CAMPOSOL.

3.	Storage: The Fruit undergoes a holding period in a roofed area. Hass Avocado must undergo a holding period of twelve (12) hours before being processed. For smooth varieties such as Ettinger and Fuerte, the process is continuous. During this time, the percentage of dry matter content is evaluated in order to establish the cooling and holding parameters. EMPAFRUT shall comply with the standards established by CAMPOSOL.

4.	Dumping, washing, drying and brushing: The Fruit is dumped by batches and/or suppliers, washed and subsequently dried and brushed. The washing parameters shall be provided by CAMPOSOL before the commencement of operations.

5.	Sorting: The Fruit that fails to comply with category I requirements shall be separated. Sorting and quality patterns shall be set out by CAMPOSOL and shall be provided before the commencement of operations.

6.	Grading: The Fruit is graded by weight. Each weight range determines a size. The Fruit is placed on a conveyor belt to be subsequently packed. The grading ranges are established by CAMPOSOL and shall be provided before the commencement of operations.

7.	Packing: The Fruit of the same size is placed in cardboard or plastic crates according to the specifications provided by CAMPOSOL before the commencement of operations.

8.	Weighing: The weight range per packing crate for the different sizes of the Fruit shall be established by CAMPOSOL and shall be provided before the commencement of operations.

9.	Coding and palletizing: Each crate shall be coded with a polypropylene label provided and printed by EMPAFRUT on a Zebra printer (equipment provided by EMPAFRUT) according to the requirements of CAMPOSOL. Pallets and pallet materials (corners, hoops, staples, etc.) shall be provided by EMPAFRUT. Pallets must comply with the specifications provided by CAMPOSOL and must be duly certified by SENASA.

10.	Cooling: The Fruit crates stacked on pallets shall enter into the freezing tunnel. The cooling period varies from eight (8) to ten (10) hours at a temperature determined by CAMPOSOL based on the percentage of dry matter content of the Fruit. These parameters shall be provided by CAMPOSOL.

11.	Holding room: The Fruit shall stay in the holding room for three (3) days at the same cooling temperature. If more days are needed, CAMPOSOL shall inform EMPAFRUT in advance.

12.	Dispatch: After the cooling stage, the processed Fruit, hereinafter referred to as the “Product,” is sent to the dispatch area for loading into containers. During the dispatch, the representatives of EMPAFRUT and CAMPOSOL must be present in order to supervise the dispatch and affix their signatures to the Packing List. The processing of the shipping and exporting documents, as well as the SENASA certificates and other necessary exporting documents, are the sole responsibility of CAMPOSOL.

FOUR: SUPERVISION POWERS

CAMPOSOL shall be entitled to appoint, at its discretion, a minimum of two (2) and a maximum of eight (8) representatives, and must inform EMPAFRUT on the matter one (1) month before the start of the process. The representatives must check the processing and packing inside the Plant of EMPAFRUT, i.e. throughout the provision of the Services. Said representatives shall be the only valid interlocutors for making decisions in the Plant and throughout the process for which EMPAFRUT has been contracted, and shall have contact exclusively with the person responsible for Production and Quality for all coordination regarding packaging, complaints, or recommendations. EMPAFRUT shall provide access to its facilities to CAMPOSOL’s representatives, so that they are able to perform their supervisory tasks without any setbacks. EMPAFRUT shall designate an office for the CAMPOSOL personnel.

CAMPOSOL must inform EMPAFRUT in writing regarding the identity of these representatives at the beginning of their duties, as well as of the person(s) replacing them. Moreover, EMPAFRUT must inform CAMPOSOL regarding the person responsible for the EMPAFRUT production.

For the purposes of this Agreement, and for security and control reasons, EMPAFRUT shall keep records of every time one of CAMPOSOL’s representatives enters or leaves the Plant.

The presence of the representatives appointed by CAMPOSOL does not constitute rise to any employment, business, or civil relationship whatsoever with EMPAFRUT, nor does it release EMPAFRUT from any responsibility due to failure to comply with its obligations hereunder.

The persons appointed by CAMPOSOL are bound to respect the safety and health standards of EMPAFRUT, as well as other standards established inside the Plant.

The entry into restricted areas of the Plant is allowed solely with prior coordination and with the presence of EMPAFRUT personnel.

It should be noted that the personnel appointed by EMPAFRUT must use an ID and wear clothes that identify them inside the Plant.

Pursuant to Law 29783, “Occupational Safety and Health Act,” any and all personnel appointed by EMPAFRUT must have the Occupational Disability and Life Insurance (SCRT).

CAMPOSOL is jointly and severally liable for the actions performed inside the Plant of EMPAFRUT by the persons acting on its behalf.

The existence of discarded Fruit must be informed to the above-mentioned persons appointed by CAMPOSOL, without prejudice to inform on the matter to other CAMPOSOL representatives.

SIX: OBLIGATIONS OF CAMPOSOL

1.	Deliver the harvested or stockckpiled Fruit during the month of April 2016 for processing and packing purposes.

2.	Meet the safety and health standards and other internal rules of EMPAFRUT.

3.	Inform the shipping company, in due course, on the temperature, humidity and rate of ventilation for each shipment based on the ripening degree of the Fruit. Likewise, CAMPOSOL must explain the use of the filters, temperature recorder, humidity and cooling levels of containers in order to transfer the Fruit to its destination.

4.	Provide EMPAFRUT with the labels to be placed on the Fruit and the crates to pack the processed Fruit. If this requirement is not fulfilled, EMPAFRUT may deny the entry of the Fruit into the Plant and its processing due to the lack of elements used for packing the Fruit intended to be delivered.

5.	Remove the discarded fruits at the end of each week of the processing of products. EMPAFRUT shall store the discards in a refrigerated chamber and shall charge for this service according to the fees described in item 7 of Article Five.

6.	Pay for the service provided by EMPAFRUT after the settlement and submission of the pertinent invoice within the period referred to in Article Seven hereof.

7.	Pay for the extra services, provided that the cause is not attributable to EMPAFRUT. Extra services comprise the following:

DESCRIPTION	Unit of Measurement	Cost in USD (VAT not included)
Fruit repacking	kg	0.04
Hand labelling of fruits	kg	0.03
Re-palletizing	kg	0.03
Refrigerated chamber for discards	MT / day – month	35.00
Printing and placing of labels on crates	One thousand	18.00

SEVEN: OBLIGATIONS OF EMPAFRUT

EMPAFRUT undertakes to:

1.	Fully provide the Services described in Articles Two and Three hereof, as well as faithfully comply with the Technical Specifications provided by CAMPOSOL.

2.	Have all the certifications required by the European markets for Fresh Avocado.

3.	Have and keep in full force and effect the permits and certifications required by the Peruvian and foreign authorities for the packing, exportation and domestic sale of the Products.

4.	Use exclusively the inputs permitted in the countries of destination of the Product.

5.	Provide to the representative of CAMPOSOL any and all information reasonably requested to verify, supervise and control the service.

6.	Provide CAMPOSOL, in each stage of the process, the information regarding traceability in order to determine the origin of the Fruit.

7.	Maintain confidentiality of the service rendered to CAMPOSOL.

8.	Make all the necessary arrangements and provide access to the SENASA representatives, so that they may properly carry out their inspection duties.

9.	Keep records of the amount, date and hour of the Fruit shipments delivered by CAMPOSOL to be processed and packed. Likewise, EMPAFRUT shall deliver a weekly report of the available and used inputs and packing materials.

10.	Keep records of the amount and date of entry of the packing materials to be provided by CAMPOSOL (crates and labels).

11.	Unload packing inputs sent by CAMPOSOL for operation purposes. Moreover, EMPAFRUT must provide a space to store materials for 15 containers to be shipped under FCL conditions

12.	Use correctly the packing and wrapping materials provided by CAMPOSOL.

13.	Keep detailed records of the amount of Fruit entered, as well as of the complete information of the suppliers in order to duly determine the traceability of said Fruit. Similarly, EMPAFRUT undertakes to label the crates and pallets for identification and traceability purposes according to the coding indicated by CAMPOSOL.

14.	Deliver the following, on a daily basis, to the representative of CAMPOSOL:

•	A report of the Production containing the weights of the raw material, spoiled and discarded fruit received, as well as the final production (Product) in crates per variety and size. It also includes the balances of the fruits produced during the day and the accumulated balances.

•	A report of the Quality Control containing the conditions of the raw material and finished product.

•	A report containing information of the discards detected in the different processing stages.

•	Recording of the pre-cooling process.

•	Ticket for the exit of discarded fruit.

•	Industrial analysis.

•	Preparation and delivery of the packing list after the dispatch.

If the reports of production and quality control are not challenged within a period of forty-eight (48) hours after being handed over to CAMPOSOL, they are considered to be accepted, and no objection or claim may be subsequently filed in relation thereto. The Reports of Fruit Production and Quality Control shall be sent in a digital format at 10:30 a.m. on the day following its processing.

15.	Be responsible for the damaged Fruit unless the damage is caused by defects or delayed harvesting.

16.	Be responsible for the mechanical damage caused to the Fruit such as bruising, splitting, among others, as well as for the damages caused by excess cold or heat or other damages caused to the Fruit during its processing. If these damages occur and the cause is fully attributable, either directly or indirectly, to EMPAFRUT, or to the party it subcontracts for the provision of the Services, EMPAFRUT undertakes to pay the sales value of the Fruit in the field plus the inputs and materials used for packing, as well as the reprocessing costs that may arise as a result of the damages. Moreover, EMPAFRUT undertakes to pay the value of the used inputs and materials it has damaged or lost.

17.	The container must be cleaned by the logistic operator hired by CAMPOSOL and not by EMPAFRUT, except in the case there are flies at the time it is being loaded inside the Plant. EMPAFRUT is responsible for inspecting and verifying the proper conditions of the container, and if it fails to do so, the dispatch operator of CAMPOSOL shall be informed on the matter.

18.	EMPAFRUT is liable for the damages that may be caused to third parties arising from the consumption of the Fruit if the cause is proven to be a result of the Services provided by EMPAFRUT.

19.	EMPAFRUT undertakes to take diligent care of the Fruit during all the stages described herein, being prohibited from using the product in a manner different from the one agreed upon.

SEVEN: COST OF THE SERVICE AND BILLING

The cost of the packing service is per processed crate and includes the service described in Article Three until such crate is placed in the storage chamber for its departure inside the container.

EMPAFRUT shall charge CAMPOSOL the following amounts for the above-mentioned Services:

a. 4 kg crate to Europe	USD 0.62 plus VAT (per 4 kg crate)
b. 10 kg crate to Europe	USD 1.60 plus VAT (per 10 kg crate)

CAMPOSOL shall pay, in addition to the above-mentioned prices, for the processed and the packed crates inside the container, as well as for the surplus processed crates after packing and dispatching the container.

EMPAFRUT shall issue the pertinent invoices to CAMPOSOL once the Product is loaded into the truck outside the Plant of EMPAFRUT, which shall use the waybills of CAMPOSOL, and once the approval is granted by the representative of CAMPOSOL.

An invoice is issued per container, and a copy of the Packing List and waybill provided by CAMPOSOL must be attached thereto. The invoice must contain the number of packing list, number of container, number of CAMPOSOL’s waybill issued on the dispatch date, and the bill of lading.

The invoice issued for the Service provided shall be made for “processing service of fresh avocado”.

The invoices shall be handed in to CAMPOSOL no later than on the Mondays of each week in order to be paid on Friday of the same week, having paid for the deductions and other obligations. If the invoice is not handed in within the established period, payment shall be made on Friday of the following week.

EIGHT: DISCARD

The discards detected in the first stage of the process described in item 5 of Article Three shall be classified and detected by EMPAFRUT without any cost for CAMPOSOL.

NINE: NON-EXCLUSIVITY AGREEMENT

This Agreement does not imply exclusivity on the part of either EMPAFRUT or CAMPOSOL. Notwithstanding the foregoing, EMPAFRUT undertakes not to provide processing services to third parties during the processing service provided to CAMPOSOL.

TEN: CAMPOSOL RESPONSIBILITIES

CAMPOSOL is responsible for:

10.1	The formalities to be carried out before SENASA: phytosanitary certificates or others required to CAMPOSOL both for the entry and exit of Fruit into or from the Plant.

10.2	The mobilization of the SENASA personnel for the shipment of containers.

10.3	Complying with any and all requirements of SENASA, which is empowered to deny the entry of Fruit into the Plant or the packing process on the grounds that the Fruit fails to meet the terms and conditions set or to be set in the future by SENASA (including the regulations related to agricultural lands, and fruit transportation).

10.4	The exportation formalities with SENASA, ADUANAS (SUNAT) and other pertinent documents (application for the exit from the Plant by SENASA, payment of the pertinent fees, certificate of country of origin and phytosanitary certificate for Europe or USA,).

10.5	Providing EMPAFRUT with the crates and labels to pack the processed Fruit. If this requirement is not fulfilled, EMPAFRUT may deny the entry of the Fruit into the plant and its processing due to the lack of elements used for packing the Fruit intended to be delivered.

ELEVEN: DECISIONS OF AUTHORITIES

EMPAFRUT is not held liable for any decision that may be taken by SENASA concerning the Fruit of CAMPOSOL, or for any other resolutions issued by authorities concerning exclusively CAMPOSOL or to the formalities, licenses or authorizations under their responsibility.

TWELVE: TERM OF THE AGREEMENT

This is Agreement shall be effective as from April 8, 2016, and shall remain in full force and effect until the termination of the packing process and last dispatch of the Product, estimated to be delivered on April 30, 2016. This term may be extended by the Parties for a period of time and under the conditions they deem appropriate.

THIRTEEN: SAFETY DURING THE PROCESS

EMPAFRUT hereby represents that the processing Plant complies with the Good Manufacturing Practices (set of procedures, conditions and controls to be applied in the packing plants, which include cleaning and sanitizing standards for the personnel, equipment, tools, physical and sanitation facilities in order to reduce the risk of contamination of the packed products), and that, inside the processing Plant, there are no contaminants (any biological, chemical agent, foreign matter and other substances not intentionally added to the food and that may compromise food safety or suitability). Moreover, EMPAFRUT guarantees that there is no foreign matter present during the processing of products (any organic or inorganic material that is not part of the food and that is present in the product due to contamination or unhygienic handling thereof during the production process).

FOURTEEN: AGREEMENT TERMINATION

EMPAFRUT may terminate this Agreement if CAMPOSOL, for any reason whatsoever, (other than for acts of god or force majeure) fails to timely deliver the Fruit or fails to fulfill its obligations due to willful misconduct or gross negligence. EMPAFRUT reserves the right to accept the entry of Fruit if it fails to meet the minimum exportation and packing process requirements.

CAMPOSOL may unilaterally terminate this Agreement if EMPAFRUT fails to fulfill its obligations or when it deems necessary without being subject to the payment of any amount for penalty or compensation. The termination shall take effect as of the date on which written notice thereof is served, and CAMPOSOL shall be obligated to pay for the Services effectively provided and to its satisfaction.

FIFTEEN: JURISDICTION

In order to settle any dispute or controversy that may arise in relation to the performance of the Agreement, both Parties agree to seek an out-of-court settlement as their first alternative.

If no out-of-court settlement is reached, the Parties expressly declare that they submit themselves to the jurisdiction and competence of the judges and courts of the city of Lima, indicating as their respective domiciles those established in the introductory part hereof, to which the notices and correspondence shall be forwarded.

SIXTEEN: DOMICILE

Any in or out-of-court communication in relation hereto and its possible addenda or amendments must be notified to the domiciles declared by the Parties before the National Superintendency of Customs and Tax Administration (SUNAT).

SIXTEEN: SUPPLEMENTAL APPLICATION OF THE CIVIL CODE

This Agreement is additionally governed by the provisions contained in the current Civil Code.

In witness whereof, the Parties execute this Agreement in two (2) counterparts in the city of Sullana, this 8th day of April, 2016.

CAMPOSOL:

(By)	/s/ Allan Henry Cooper Perales
Allan Henry Cooper Perales Avocado Business Unit Manager Camposol S.A.

(By)	/s/ Ramón Caminati Higueras
Ramón Caminati Higueras Business Unit & Third Party Manager Camposol S.A.

EMPAFRUT:

(By)	/s/ Reynaldo Adolfo Hilbck Guzman
Reynaldo Adolfo Hilbck Guzman Director Empacadora de Frutos Tropicales S.A.C.

(By)	/s/ Hermann Ezcurra Salazar
Hermann Ezcurra Salazar General Manager Empacadora de Frutos Tropicales S.A.C.

CSOL-2016-00008

Approved by the Legal Management Department

GMV

LRH/EB-jcj

011142K17